Exhibit 99.1

THERMO FISHER SCIENTIFIC INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

    On February 3, 2014, Thermo Fisher Scientific Inc. (the “company” or “Thermo Fisher”) completed the acquisition of Life Technologies Corporation (“Life Technologies”). In addition, on March 21, 2014, the company sold its sera and media, gene modulation and magnetic beads businesses to GE Healthcare for approximately $1.06 billion as a condition of antitrust approval to acquire Life Technologies. The unaudited pro forma condensed combined statement of income for the nine months ended September 27, 2014 and the year ended December 31, 2013, are presented herein. The actual results of Thermo Fisher for the nine months ended September 27, 2014 include the results of Life Technologies from February 4, 2014. The unaudited pro forma condensed combined statements of income combine the historical results of the company and Life Technologies and give effect to the acquisition and the disposition as if they had occurred on January 1, 2013.

    The unaudited pro forma condensed combined statements of income presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined statements of income are presented for illustrative purposes and do not purport to represent what the results of operations would actually have been if the acquisition and the disposition occurred as of the date indicated or what such results would be for any future periods. The unaudited pro forma condensed combined statements of income are based upon the respective historical consolidated statements of income of the company and Life Technologies, and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined statements of income;

•
the separate historical financial statements of the company as of and for the three and nine months ended September 27, 2014 included in the company’s quarterly report on Form 10-Q for the quarter ended September 27, 2014;

•
the separate historical financial statements and accompanying notes of the company as of and for the year ended December 31, 2013 included in the company’s Current Report on Form 8-K, filed with the SEC on May 2, 2014;

•
the separate historical financial statements and accompanying notes of Life Technologies as of and for each of the two years ended December 31, 2013 included in Exhibit 99.2 with the Current Report on Form 8-K/A filed with the SEC on April 16, 2014.

    The unaudited pro forma condensed combined statements of income include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased amortization expense on acquired intangible assets. The unaudited pro forma condensed combined statements of income do not include the impacts of any revenue, cost or other operating synergies that may result from the acquisition or any related restructuring costs. Cost savings, if achieved, could result from material sourcing and elimination of redundant costs including headcount and facilities.

    The unaudited pro forma condensed combined statements of income do not reflect certain amounts resulting from the acquisition because we consider them to be of a non-recurring nature. Such amounts are comprised of charges for the sale of inventories revalued at the date of acquisition as well as transaction costs related to the acquisition of Life Technologies.

THERMO FISHER SCIENTIFIC INC.

Unaudited Pro Forma Condensed Combined Statement of Income
Nine Months Ended September 27, 2014
(In millions except per share amounts)

	Thermo Fisher Scientific As Reported	Life Technologies As Reported	Acquisition Adjustments		Disposition Adjustments		Pro Forma Combined

Revenues	$12,396.8	$273.5	$(9.7)	(A)	$(60.8)	(L)	$12,599.8

Costs and Operating Expenses:
Cost of revenues	6,679.8	126.4	(9.7)	(A)	(33.9)	(L)	6,441.6
			(21.8)	(B)
			23.6	(C)
			(301.4)	(D)
			(21.4)	(E)
Selling, general and administrative expenses	3,976.4	92.8	41.0	(C)	(13.4)	(L)	3,992.0
			(16.2)	(E)
			(88.6)	(F)
Research and development expenses	508.6	30.5			(1.6)	(L)	537.5
Restructuring and other costs (income), net	(631.9)	61.6	(56.9)	(F)	761.5	(L)	42.6
			(91.7)	(G)

	10,532.9	311.3	(543.1)		712.6		11,013.7

Operating Income	1,863.9	(37.8)	533.4		(773.4)		1,586.1
Other Income (Expense), Net	(313.8)	(10.1)	(6.2)	(H)	2.8	(M)	(322.4)
			4.9	(I)

Income from Continuing Operations Before Income Taxes	1,550.1	(47.9)	532.1		(770.6)		1,263.7
(Provision for) Benefit from Income Taxes	(258.6)	11.2	(210.7)	(J)	256.9	(J)	(201.2)

Income from Continuing Operations	$1,291.5	$(36.7)	$321.4		$(513.7)		$1,062.5

Earnings per Share from Continuing Operations
Basic	$3.25						$2.66
Diluted	$3.21						$2.64

Weighted Average Shares
Basic	397.5		1.5	(K)			399.0
Diluted	401.7		1.3	(K)			403.0

The accompanying notes are an integral part of these unaudited pro forma condensed combined statements of income.

THERMO FISHER SCIENTIFIC INC.

Unaudited Pro Forma Condensed Combined Statement of Income
Year Ended December 31, 2013
(In millions except per share amounts)

	Thermo Fisher Scientific As Reported	Life Technologies As Reported	Acquisition Adjustments		Disposition Adjustments		Pro Forma Combined

Revenues	$13,090.3	$3,872.0	$(107.1)	(A)	$(253.9)	(L)	$16,601.3

Costs and Operating Expenses:
Cost of revenues	7,561.2	1,625.3	(107.1)	(A)	(125.4)	(L)	8,921.0
			(280.7)	(B)
			247.7	(C)
Selling, general and administrative expenses	3,446.3	1,147.8	430.6	(C)	(57.6)	(L)	4,915.4
			(51.7)	(F)
Research and development expenses	395.5	352.8			(7.0)	(L)	741.3
Restructuring and other costs, net	77.7	106.7	(23.5)	(F)	(4.1)	(N)	156.8

	11,480.7	3,232.6	215.3		(194.1)		14,734.5

Operating Income	1,609.6	639.4	(322.4)		(59.8)		1,866.8
Other Income (Expense), Net	(290.1)	(120.6)	(162.7)	(H)	11.2	(M)	(510.0)
			52.2	(I)

Income from Continuing Operations Before Income Taxes	1,319.5	518.8	(432.9)		(48.6)		1,356.8
(Provision for) Benefit from Income Taxes	(40.4)	(48.4)	124.5	(J)	19.0	(J)	54.7

Income from Continuing Operations	$1,279.1	$470.4	$(308.4)		$(29.6)		$1,411.5

Earnings per Share from Continuing Operations
Basic	$3.55						$3.57
Diluted	$3.50						$3.54

Weighted Average Shares
Basic	360.3		34.9	(K)			395.1
Diluted	365.8		33.0	(K)			398.8

The accompanying notes are an integral part of these unaudited pro forma condensed combined statements of income.

THERMO FISHER SCIENTIFIC INC.

Notes to Unaudited Pro Forma Condensed Combined Statements of Income

1.        Basis of Presentation

    The unaudited pro forma condensed combined statements of income were prepared using the historical statements of income of the company and Life Technologies for the nine months ended September 27, 2014 and the year ended December 31, 2013.  In addition, the unaudited pro forma condensed combined statements of income give effect to the disposition of the company’s sera and media, gene modulation and magnetic beads businesses that were sold to GE Healthcare. The unaudited pro forma condensed combined statements of income combine the historical results of the company and Life Technologies and give effect to the acquisition and the disposition as if they had occurred on January 1, 2013.

2.        Pro Forma Adjustments

(A)	To eliminate revenues and cost of revenues for sales between the company and Life Technologies.

(B)	To eliminate historical amortization expense for Life Technologies' existing intangible assets.

(C)	To record amortization of definite-lived intangible assets over a weighted average life of 14 years.

(D)	The cost of sales impact of the sale of inventories revalued to fair value has been excluded from the pro forma condensed consolidated statement of income as it is a non-recurring item.

(E)	Represents adjustments to conform Life Technologies accounting policies to Thermo Fisher accounting policies which have been excluded as they are non-recurring items.

(F)	Reflects an adjustment to eliminate Thermo Fisher and Life Technologies acquisition-related costs, primarily transaction costs (advisory, legal and valuation fees), which are non-recurring items.

(G)	To eliminate expense related to monetizing the equity awards held by Life Technologies' employees at the date of acquisition as it is a non-recurring item.

(H)
Reflects an adjustment to increase interest expense associated with the issuance of $5 billion in term loan facilities and $3.2 billion of senior notes to partially fund the acquisition. The weighted average interest rate associated with these debt offerings is 2.1%.

(I)	Reflects amortization associated with an adjustment to Life Technologies' debt to fair value which is amortized to income over the weighted average remaining life of the obligations.

(J)	To record the income tax effect on pro forma adjustments to income related to the acquisition and divestiture based upon the estimated weighted average statutory tax rate.

(K)
Represents an adjustment to weighted average shares outstanding under equity forward and subscription agreements giving effect to the pro forma issuance of 34.9 million common shares as of January 1, 2013.

(L)
On March 21, 2014, the company sold its sera and media, gene modulation and magnetic beads businesses to GE Healthcare for approximately $1.06 billion.  The pro forma condensed combined statements of income give effect to the disposition of these businesses as if the transaction occurred on January 1, 2013.  The gain on disposition of $761.5 million, ($508.1 million, net of tax), has been excluded as it is a non-recurring item.

(M)
To reflect a reduction of interest expense due to the application of the proceeds from the disposition of the sera and media, gene modulation and magnetic beads businesses to pay down a portion of the term loan facilities.

(N)	Reflects an adjustment for divestiture costs, primarily transaction costs (advisory and legal fees), which are non-recurring items.